Exhibit 10.6

At the 2015 Annual Meeting of Shareholders held on April 23, 2015, the Company’s shareholders approved the MGIC Investment Corporation 2015 Omnibus Incentive Plan (the “2015 Plan”). The 2015 Plan makes provision for an annual bonus plan for the Company’s named executive officers, or NEOs (these officers are the Chief Executive Officer, Chief Financial Officer and the next three highest paid executive officers) which conditions bonuses on satisfaction of one or more of the performance goals on a list of performance goals in the 2015 Plan (a bonus plan of this type is “a 162(m) Bonus Plan”). A copy of the 2015 Plan is included as Appendix A to our Proxy Statement filed on March 24, 2015.

The performance goal for our 162(m) Bonus Plan adopted by the Management Development, Nominating and Governance Committee of the Company’s Board of Directors (the “Committee”) for 2017 requires the sum of the loss ratio and the expense ratio for MGIC’s primary new insurance written for that year to be less than 40% (the “162(m) Goal”). The loss ratio (“Loss Ratio”) is calculated as direct incurred losses in 2017 for the Company’s 2017 primary new insurance written, divided by direct premiums earned in 2017 on that business (incurred losses exclude the effect of losses incurred on notices of default that have not yet been reported to us, which is commonly known as “IBNR”), and the expense ratio (“Expense Ratio”) is calculated as the expenses of the Company’s insurance operations in 2017 divided by the Company’s net premiums written in 2017.

For 2017, if the 162(m) Goal is met, bonuses may be paid and will be determined as follows. The Committee approved a Bonus Criteria Template that provides for the calculation of a percentage of which up to 75 percentage points is determined by the extent to which financial performance goals have been met through the Company’s actual performance, and up to 25 percentage points is determined by the extent to which, in the Committee’s evaluation, business performance objectives have been met.

Threshold, target and maximum performance achievement levels have been established for each financial performance goal and each is assigned a percentage weight, with the weight of all the performance goals totaling 100%. Based on the actual achievement level and the weight assigned to each financial performance goal, a weighted percentage score for the goal is determined. Each business objective is assigned a percentage weight, with the weight of all such objectives totaling 100%. The sum of the weighted financial performance goals is multiplied by 75%; the sum of the weighted business objectives is multiplied by 25%; and the two percentages are added. The Committee has discretion to decrease by as much as 20 percentage points or increase by as much as 10 percentage points the resulting percentage (the “Bonus Pool Percentage”), but the Bonus Pool Percentage will not exceed 100%.

If the 162(m) Goal is met, a bonus pool is established equal to the sum of the maximum bonus of each NEO (in the case of the CEO, for example, three times his base salary) and each NEO will be entitled to his or her maximum bonus unless the sum of the maximum bonus of each NEO multiplied by the Bonus Pool Percentage results in a lower bonus pool. In that event, the bonus pool determined above is allocated to each NEO as approved by the Committee, except that an individual NEO’s bonus may not exceed his maximum bonus. The entire bonus pool need not be awarded.

The individual financial performance goals, as generally described, and their weightings are: diluted EPS (30%); return on beginning shareholders’ equity (25%); new insurance written (15%); Loss Ratio (15%); and Expense Ratio (15%). The subjects addressed by the individual business objectives, each of which is weighted 20%, are: growth in insurance in force; pursuit of new business opportunities; preservation and expansion of role of mortgage insurance in housing policy; management of the Company’s capital position; and development of co-workers.